Exhibit 99.1

Curanex Reports First Quarter 2026 Business Progress as Phyto-N Advances Toward Planned FDA Submission

Completed GMP manufacturing and toxicology milestones supporting planned Q4 2026 IND submission for ulcerative colitis

Expanded pipeline strategy to include cancer cachexia, a serious cancer-associated wasting condition with no FDA-approved therapies specifically indicated for the condition

Jericho, New York, May 14, 2026 (GLOBE NEWSWIRE) — Curanex Pharmaceuticals, Inc. (Nasdaq: CURX) (“Curanex” or the “Company”), a pharmaceutical development company focused on advancing therapeutic assets for serious diseases with significant unmet medical need, today provided a first quarter 2026 business update highlighting continued progress with Phyto-N, the Company’s lead drug candidate.

Curanex is advancing Phyto-N toward a planned Investigational New Drug (“IND”) submission to the U.S. Food and Drug Administration (“FDA”) for ulcerative colitis in the fourth quarter of 2026. During the first quarter, the Company completed two important development milestones: production of a Good Manufacturing Practice (“GMP”)-compliant pilot-scale batch of Phyto-N and completion of a dose-range finding toxicology study in rats and dogs.

“Curanex made meaningful progress during the first quarter as we continued advancing Phyto-N toward a planned FDA submission,” said Jun Liu, Chief Executive Officer of Curanex. “We completed key manufacturing and toxicology milestones, continued building the development package for our lead ulcerative colitis program, and expanded our pipeline strategy to include cancer cachexia, a serious condition with significant unmet medical need. Looking ahead, we are focused on completing the IND-enabling work required to support our planned submission and moving Phyto-N toward clinical development.”

First Quarter and Recent Highlights

Advanced Phyto-N toward planned Q4 2026 IND submission

Curanex continues to advance Phyto-N as its lead development candidate, with ulcerative colitis as the Company’s initial target indication. The Company is preparing Phyto-N for a planned IND submission in the fourth quarter of 2026. If the IND is allowed to proceed by the FDA, Curanex expects to initiate a Phase I clinical trial following the applicable FDA review period.

Completed GMP pilot-scale manufacturing

In February 2026, Curanex completed a pilot-scale batch of Phyto-N manufactured under GMP standards. The GMP-compliant pilot material is intended to support Good Laboratory Practice (“GLP”)-compliant toxicology, pharmacokinetic and other IND-enabling nonclinical studies.

The Company believes this milestone strengthens the manufacturing and quality-control foundation for Phyto-N and supports the IND-enabling studies required for the planned FDA submission.

Completed dose-range finding toxicology study with favorable reported findings

In March 2026, Curanex completed a 28-day repeat-dose, dose-range finding toxicology study of Phyto-N in Sprague-Dawley rats and dogs. The study evaluated oral tolerability at multiple dose levels and was designed to inform dose selection and study design for subsequent GLP-compliant toxicology studies.

As previously announced, the Company reported no treatment-related adverse findings of toxicological significance at any dose level in either species, including at the maximum feasible dose. The maximum feasible dose is expected to serve as the high-dose anchor for the planned GLP toxicology program, a core component of the IND-enabling package.

Expanded pipeline strategy to include cancer cachexia

Following the end of the first quarter, Curanex expanded its pipeline strategy to include cancer cachexia as a new core indication.

Cancer cachexia is a serious cancer-associated wasting syndrome marked by progressive weight loss, muscle depletion, weakness, metabolic disruption and declining physical function. There are currently no FDA-approved therapies specifically indicated for cancer cachexia. According to Grand View Research, the global cancer cachexia market was estimated at approximately $2.54 billion in 2024 and is projected to reach approximately $3.90 billion by 2033.

Curanex believes cancer cachexia may represent a strategically relevant expansion opportunity because the condition involves biological processes aligned with the Company’s broader development focus, including inflammation, metabolic dysfunction and physical decline. The Company intends to evaluate this opportunity through additional development planning and future research activities.

Financial Position and Liquidity

As of March 31, 2026, the Company had approximately $4.0 million in cash and cash equivalents, which the Company believes provides sufficient capital to support key upcoming development activities for Phyto-N, including toxicology, pharmacokinetic, manufacturing and regulatory initiatives.

Outlook

Curanex’s primary objective for 2026 remains advancing Phyto-N toward a planned fourth quarter IND submission for ulcerative colitis.

Near-term priorities include advancing GLP toxicology and pharmacokinetic studies, continuing manufacturing and regulatory preparation, and evaluating longer-term pipeline opportunities, including cancer cachexia.

“Our goal is to build on first-quarter execution as we work toward an IND package for FDA review,” Mr. Liu added. “If allowed to proceed, that submission would position Phyto-N to enter human clinical testing.”

About Curanex Pharmaceuticals Inc.

Curanex Pharmaceuticals Inc. is a pharmaceutical development company headquartered in Jericho, New York. The Company is focused on advancing therapeutic assets for serious diseases with significant unmet medical need. Its lead asset, Phyto-N, is currently being developed for ulcerative colitis and is being advanced through preclinical and IND-enabling activities in support of a planned IND submission in the fourth quarter of 2026. The Company is also evaluating broader pipeline opportunities intended to expand its long-term therapeutic platform.

Forward-Looking Statements

All statements other than statements of historical fact in this announcement are forward-looking statements. These forward-looking statements are made as of the date hereof and involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors to read “Risk Factors” section of the Company’s Annual Report on Form 10-K dated March 30, 2026 (Inline Viewer: CURANEX PHARMACEUTICALS INC 10-K 2025-12-31) and risk factors contained in other filings with the Securities and Exchange Commission (the “SEC”) to gain understanding of the important factors that could cause actual results differ materially from the anticipated results and projections about future events contained in this press release.

Contact:

Curanex Pharmaceuticals Inc

Tel: (212) 671-1020 / (718) 673-6078

Email: ir@curanexpharma.com